POWER OF ATTORNEY

 This statement confirms that I have authorized and

designated Lee R. Mitau and Laura F. Bednarski, and each

of them, as my attorney-in-fact to execute and file on

my behalf all Forms 3, 4 and 5(including any amendments)

that I may be required to file with the Securities and

Exchange Commission as a result of my ownership of or

transactions in securities of U.S. Bancorp.  Their

authority under this Power of Attorney shall continue

until I am no longer required to file Forms 4 and 5

with regard to my ownership of or transactions in

securities of U.S. Bancorp, unless I revoke it earlier in

writing.  I acknowledge that they are not assuming any of

my responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

Dated:  4/21/2008

    /s/ Howell D. McCullough III

    Signature

    Howell McCullough

    Printed Name